Exhibit 3.3

CERTIFICATE OF FORMATION

OF

AFFINIA ACQUISITION LLC

This Certificate of Formation of Affinia Acquisition LLC (the “LLC”) is being duly executed and filed by the undersigned as an authorized person, to form a limited liability company under the Delaware Limited Liability Act.

FIRST: The name of the limited liability company formed hereby is Affinia Acquisition LLC.

SECOND: The address of its registered office of the LLC in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County Delaware 19801

THIRD: The name of the registered agent for service of process on the LLC in the State of Delaware at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Affinia Acquisition LLC this 21st day of October, 2008.

Ed LaCross
Authorized Person